Exhibit 10.1

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT BETWEEN

LYRA THERAPEUTICS, INC. AND MARIA PALASIS

This Amendment (the “Amendment”) to that certain Employment Agreement between Lyra Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Maria Palasis (the “Executive”) dated as of April 27, 2020 (the “Employment Agreement”) is made as of this 16th day of February, 2022 (the “Amendment Date”), by and among the Company and the Executive. Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

WHEREAS, the Company anticipates entering into an employment agreement with Harlan Waksal (the “Executive Chair Agreement”), pursuant to which Mr. Waksal will serve as the Executive Chair of the Company; and

WHEREAS, subject to the execution of the Executive Chair Agreement (the “Agreement Execution”), the Company and the Executive desire to amend the terms of the Employment Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree, subject to and effective upon the Agreement Execution, to the following:

1. Section 2 of the Employment Agreement is hereby amended to add a new subsection (g) as follows:

(g) Transaction Bonus. In connection with a Change in Control in which the Market Capitalization of the Company equals or exceeds $750 million, Executive shall be entitled to a cash bonus in the amount of 1.0% of the Market Capitalization (the “Transaction Bonus”). The Transaction Bonus shall be payable within thirty (30) days after the completion of the Change in Control transaction, subject to Executive’s continued employment with the Company through the completion of the Change in Control transaction and execution, within thirty (30) days after the completion of the Change in Control transaction, of a release of claims in favor of the Company materially consistent with the terms of the release attached as Exhibit B to this Agreement.

2. Section 4(b) of the Employment Agreement is hereby amended to add a new subclause (iv) as follows:

(iv) any vested and exercisable options held by Executive as of the Date of Termination, will remain outstanding and exercisable for fifteen (15) months from the Date of Termination (provided that (a) in no event will any such option remain outstanding past the final expiration date set forth in the applicable option award agreement (b) all such options will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the applicable option award agreement and the 2020 Incentive Award Plan, any equity plan subsequently adopted by the Company or any successor plan, as applicable).

3. Section 4(c) of the Employment Agreement is hereby amended to replace the lead-in language in its entirety as follows:

In lieu of the payments and benefits set forth in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or due to Executive’s resignation with Good Reason pursuant to Section 3(a)(v), in either case, within three (3) months prior or twelve (12) months following the date of a Change in Control, subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, the Release, and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c), the following:

4. Section 4(c) of the Employment Agreement is hereby amended to add a new subclauses (v) and (vi) as follows:

(v) the benefits set forth in Section 4(b)(iv).

(vi) The Transaction Bonus, provided that the conditions for issuance of the Transaction Bonus are otherwise satisfied in accordance with Section 2(g).

5. Section 7 of the Employment Agreement is hereby amended to add a new subsection (g) as follows:

(g) Market Capitalization. “Market Capitalization” shall mean an amount equal to the product of (i) the cash price per share of the Company’s common stock (a “Share”) paid by an acquiror in connection with a Change in Control, or, if the consideration in the Change in Control transaction is payable in a form other than a fixed amount of cash per Share, the closing price per Share on the last trading day preceding the closing date of the Change in Control, and (ii) the number of Shares outstanding as of immediately prior to the Change in Control.

6. Waiver of Good Reason. Executive expressly agrees and acknowledges that none of the Agreement Execution, the hiring of Mr. Waksal as the Executive Chair, the execution of this Amendment or any matters ancillary thereto or the implementation thereof shall constitute Good Reason for purposes of the Employment Agreement.

7. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms. In the event the Agreement Execution does not occur for any reason, this Amendment shall be null and void and of no force or effect.

8. Acknowledgement. The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

9. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the Amendment Date.

LYRA THERAPEUTICS, INC.

By:	/s/ C. Ann Merrifield
Name:	C. Ann Merrifield
Title:	Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Maria Palasis, Ph.D.
Maria Palasis

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